Exhibit 99.01

Planet Payment, Inc. Announces Director Retirement

Long Beach, NY, June 16, 2014 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:AIM:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, announces that Lady Barbara Judge has informed the Company that she will not be standing for re-election as a Director, at the Annual Meeting to be held today and her term as a director will come to an end.

Lady Judge indicated that she is retiring from the Board for personal reasons.  However, the Company has retained her services as a consultant for the next year, in order to assist with business development activities.

As a result of Lady’s Judge’s decision not to seek re-election the resolution to re-appoint her as a director has been withdrawn from the business of the Annual Meeting to be held later today. This will not affect the other matters to be discussed and voted on at the meeting nor the validity of all proxies received.

The Company is immediately commencing a search for another independent director, in order to comply with NASDAQ market rules, which require a majority of independent directors.  The Company has six months from today in order to appoint an appropriate person to the Board.  As the Company is not replacing Lady Judge at this time, the size of the Board is being reduced to 6 directors.

“I have worked with Barbara for more than eight years and greatly appreciate her service as an independent director to the Company as well as the valuable insights she shared during that time”, stated Cameron McColl, Director of Planet Payment, Chairman of Audit and Nomination and Governance Committees.  “We want to thank Barbara for her efforts and support for the Company, during a time of great development and change and look forward to continuing to work with her in the coming months.”

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit ww.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Enquiries:

Planet Payment, Inc. Graham N. Arad, SVP General Counsel	Tel: + 1 516 670 3200 www.planetpayment.com

Canaccord Genuity Ltd (Nomad for Planet Payment) Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000